Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste.100
Dallas, TX 75240 tel: 469.893.2000 fax: 469.893.8600 www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Tenet Announces Results for Second Quarter

Ended June 30, 2006

DALLAS – August 9, 2006 – Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $398 million, or $0.85 per share, for its second quarter ended June 30, 2006.  This compares to a net loss of $33 million, or $0.07 per share, in the second quarter of 2005. The net loss for the second quarter of 2006 includes a loss from continuing operations of $447 million, or $0.95 per share, compared to a loss of $9 million, or $0.02 per share, in the second quarter of 2005. The loss from continuing operations in the second quarter of 2006 included litigation and investigation costs of $0.98 per share.  Income from discontinued operations in the second quarter of 2006 was $49 million, or $0.10 per share, compared to a loss of $24 million, or $0.05 per share, in the second quarter of 2005.

“Strong pricing and cost control more than offset continued weakness in admissions and increases in bad debt during the second quarter, which enabled us to exceed our expectations for the quarter,” said Trevor Fetter, Tenet’s president and chief executive officer. “We also succeeded in the second quarter in settling the most significant of the major legal issues facing the Company, and, most importantly, we continued to make progress and receive recognition for further improvements in clinical quality and service.  We believe the Company is now well positioned to grow.”

 “We specifically targeted enhanced clinical technology and patient care improvements with our expanded capital investment program, and the initial response from our physicians has been overwhelmingly positive,” said Reynold Jennings, chief operating officer. “These investments are tangible evidence of our commitment to our hospitals and are the things our physicians have asked for. We believe they will respond by sending us an increased share of their patients.”

 “As a result of the 6.8 percent increase in net patient revenue per equivalent patient day, or 12.0 percent on a Compact-adjusted basis, and by restraining the increase in controllable operating expenses per adjusted patient day to 4.4 percent, we achieved our performance targets in continuing operations for the second quarter,” said Biggs Porter, chief financial officer. “Also, before the settlement and other payments of $489 million, continuing operations had positive adjusted free cash flow in the quarter of $86 million.” “Adjusted free cash flow” is a non-GAAP term defined by the Company as cash flow from continuing operations less capital expenditures in continuing operations and before settlement payments.

Continuing Operations

The loss from continuing operations for the second quarter of 2006 was $447 million, or $0.95 per share, including the following items:

(1)                      litigation and investigation costs of $728 million pre-tax, $460 million after-tax before the impact of the valuation allowance, or $0.98 per share, including a pre-tax charge of $711 million for a settlement with the Department of Justice;

(2)                      impairment and restructuring charges, net of insurance recoveries, of $27 million pre-tax, $27 million after-tax before the impact of the valuation allowance (no material tax benefit due primarily to the non-deductibility of goodwill), or $0.06 per share;

(3)                      hurricane insurance recoveries, net of costs of $13 million pre-tax, $8 million after-tax before the impact of the valuation allowance, or $0.02 per share;

(4)                      favorable net adjustments for prior year cost reports and prior year cost report valuation allowances, primarily related to Medicare and Medicaid, of $4 million pre-tax, $3 million after-tax before the impact of the valuation allowance, or $0.01 per share;

(5)                      an unfavorable, non-cash adjustment to increase the company’s total valuation allowance for deferred tax assets related to continuing operations of $2 million, or $0.00 per share; and,

(6)                      a favorable non-cash adjustment to reduce tax exposure reserves of $7 million, or $0.02 per share.

In addition, the Company incurred stock compensation expense, included in salaries, wages and benefits, of $11 million pre-tax, $7 million after-tax, or $0.02 per share in the second quarter of 2006 as compared to $13 million pre-tax, $8 million after-tax, or $0.02 per share in the second quarter of 2005.

Adjusted EBITDA (a non-GAAP term defined by the Company as net income (loss) before (1) interest, (2) taxes, (3) depreciation, (4) amortization, (5) impairment of long-lived assets and goodwill, and restructuring charges net of insurance recoveries, (6) hurricane insurance recoveries net of costs, (7) costs of litigation and investigations, (8) investment earnings, (9) minority interest, and (10) discontinued operations) in the second quarter of 2006 was $209 million producing a margin of 9.5 percent an increase of $56 million, or 37 percent, from adjusted EBITDA of $153 million in the second quarter of 2005, and an increase of 240 basis points from the adjusted EBITDA margin of 7.1 percent in the second quarter of 2005. A reconciliation of adjusted EBITDA to net loss is set forth at the end of this release.

Admissions, Patient Days and Surgeries

	Continuing Operations
Admissions, Patient Days, and Surgeries	Q2’06	Q2’05	Change (%)
Admissions - Total	142,976	146,946	(2.7)
Uninsured Admissions	5,748	5,620	2.3
Uninsured Admissions/Total Admits (%)	4.0	3.8	0.2 (1)
Charity Care Admissions	2,801	2,519	11.2
Charity Care Admissions as % of total	2.0	1.7	0.3 (1)
Commercial Managed Care Admissions	42,031	44,725	(6.0)
Admissions through Emergency Dept. (ED)	75,579	77,520	(2.5)
ED Admits as % of Total	52.9	52.8	0.1 (1)
Surgeries (inpatient and outpatient)	104,897	108,674	(3.5)
Patient Days - Total	710,339	743,889	(4.5)
Equivalent Admissions	204,640	208,608	(1.9)
Equivalent Patient Days	1,008,689	1,047,509	(3.7)

(1) This change is the difference between the 2006 and 2005 amounts shown.

Admissions in continuing operations for the second quarter of 2006 were 142,976, a decline of 3,970 admissions, or 2.7 percent, compared to admissions of 146,946 in the second quarter of 2005.  Approximately 1,000 admissions, or more than a quarter of this decline, is admissions lost as a result of the Company’s Targeted Growth Initiative (“TGI”) in which certain service lines were either de-emphasized or discontinued since June 30, 2005.  In addition, approximately 350 admissions were lost due to the closing of rehabilitation units subsequent to June 30, 2005.

Commercial managed care admissions in continuing operations declined from 44,725 to 42,031, a decline of 2,694 admissions, or 6.0 percent, during the second quarter of 2006 compared to the second quarter of 2005. The closing of certain non-acute units as well as the impact of TGI contributed to this decline.

Equivalent admissions declined by 3,968, or 1.9 percent, to 204,640 in the second quarter of 2006 as compared to 208,608 equivalent admissions in the second quarter of 2005. The decline in equivalent admissions was also impacted by the Company’s actions to exit or de-emphasize certain service lines which resulted in a loss of approximately 1,500 equivalent admissions.

Outpatient Visits

	Continuing Operations
Outpatient Visits	Q2’06	Q2’05	Change (%)
Total Visits	1,083,060	1,152,609	(6.0)
Uninsured Visits	113,164	111,951	1.1
Uninsured/ Total Visits (%)	10.4	9.7	0.7 (1)
Charity Care Visits	4,920	5,000	(1.6)
Charity Care / Total Visits (%)	0.5	0.4	0.1
Commercial Managed Care Outpatient Visits	423,785	458,191	(7.5)

(1) This change is the difference between the 2006 and 2005 amounts shown.

Outpatient visits in the second quarter of 2006 were 1,083,060, a decline of 69,549, or 6.0 percent, as compared to 1,152,609 visits in the second quarter of 2005. Among the causes of this decline is the increasing competition the company is experiencing from physician-owned entities providing outpatient services. As part of its strategy to stem this erosion, the Company has established a separate dedicated business line to bring additional focus to its outpatient business.

Revenues

Revenues	Continuing Operations
($ in Millions)	Q2’06	Q2’05	Change (%)
Net Operating Revenues	2,195	2,142	2.5
Compact discounts	235	123	91.1
Compact-adjusted Net Operating Revenues (1)	2,430	2,265	7.3
Charity care	138	140	(1.4)
Provision for Doubtful Accounts	128	140	(8.6)
Total uncompensated care (1) (2)	501	403	24.3
Uncompensated care/ (Net Operating Revenues + Charity + Compact) (%) (1) (3)	19.5	16.8	2.7

(1)  Non-GAAP measure

(2)  Defined as Compact discounts plus charity care plus provision for doubtful accounts

(3)  This percentage change is the difference between the 2006 and 2005 amounts shown

Net operating revenues for continuing operations were $2.195 billion in the second quarter of 2006, an increase of $53 million, or 2.5 percent, as compared to $2.142 billion in the second quarter of 2005.  Patient discounts provided under the Compact with Uninsured Patients (“Compact”) reduced net operating revenues for continuing operations in the second quarter of 2006 and 2005 by $235 million and $123 million, respectively.  If the discounts under the Compact were added back to net operating revenues, it would have produced a non-GAAP measure of Compact-adjusted net operating revenues for the second quarter of 2006 of $2.430 billion, which would be an increase of $165 million, or 7.3 percent, compared to Compact-adjusted net operating revenues of $2.265 billion for the second quarter of 2005. (A reconciliation of net operating revenue to Compact-adjusted net operating revenue, how the company uses the measures, and why the Company believes these measures are useful, are provided in the tables below entitled “Additional Supplemental Non-GAAP Disclosures.” The foregoing also applies to all non-GAAP measures described below.)

Tenet initiated the implementation of the discounting provisions under the Compact in June, 2004. The Compact was fully implemented in all of the Company’s hospitals with the implementation of Compact discounts in Texas on September 1, 2005.

Under the Compact, discounts are provided to uninsured patients at managed care-style rates established by each hospital.  The Compact discount offered to an uninsured patient is recognized as a contractual allowance, which reduces net operating revenues at the time the account is recorded.  Prior to implementing the discounting provisions under the Compact, the vast majority of these discounts was ultimately recognized to be uncollectible and, as a result, was then recorded in our provision for doubtful accounts.

Disproportionate-share payments received under various state Medicaid programs and other state-funded subsidies provided revenues of approximately $54 million and $22 million in the second quarters of 2006 and 2005, respectively. The increase in revenue is related to the increase in uncompensated care provided by the Company and reimbursed by various states in which the Company operates.

Pricing

	Continuing Operations
Pricing	Q2’06	Q2’05	Change (%)
Net inpatient revenue per admission ($)	10,351	9,582	8.0
Compact-adjusted net inpatient revenue per admission (1) ($)	11,198	9,990	12.1
Net inpatient revenue per patient day($)	2,084	1,893	10.1
Compact-adjusted net inpatient revenue per patient day (1) ($)	2,254	1,973	14.2
Net outpatient revenue per visit ($)	584	559	4.5
Compact-adjusted net outpatient revenue per visit (1) ($)	689	614	12.2
Net patient revenue per equivalent patient day ($)	2,094	1,960	6.8
Compact-adjusted net patient revenue per equivalent patient day (1) ($)	2,327	2,077	12.0
Net patient revenue from managed care payers ($mm)	1,102	1,022	7.8
Stop loss payments from managed care payers ($mm)	83	100	(17.0)

(1) Non-GAAP measure

Net inpatient revenue per admission for the second quarter of 2006 was $10,351 compared to $9,582 in the second quarter of 2005.  However, this unit measurement has been reduced by the Compact.  If the discounts under the Compact are added back to net inpatient revenue, it produces a non-GAAP measure of Compact-adjusted net inpatient revenue per admission of $11,198 for the second quarter of 2006, an increase of $1,208, or 12.1 percent, compared to $9,990 in the second quarter of 2005.

Net outpatient revenue per visit was $584 in the second quarter of 2006 compared to $559 in the second quarter of 2005. This unit measurement is also reduced by the Compact.  If the discounts under the Compact are added back to net outpatient revenue, it produces a non-GAAP measure of $689 in Compact-adjusted net outpatient revenue per visit in the second quarter of 2006, an increase of $75, or 12.2 percent, compared to $614 in the second quarter of 2005.

Net patient revenue per equivalent patient day was $2,094 in the second quarter of 2006 compared to $1,960 in the second quarter of 2005, an increase of $134, or 6.8 percent. On a Compact-adjusted basis, net revenue per equivalent patient day was $2,327 in the second quarter of 2006, compared to $2,077 in the second quarter of 2005, an increase of $250, or 12.0 percent.

The Company disaggregates its total managed care business into two distinct categories: commercial managed care and managed Medicare and managed Medicaid. In the second quarter of 2006, approximately 80 percent of total managed care revenues are from Tenet’s commercial managed care business and 20 percent are from managed Medicare and managed Medicaid. Managed care admissions in the second quarter of 2006 were 64 percent commercial and 36 percent managed Medicare and managed Medicaid.  Managed care outpatient visits in the second quarter of 2006 were 76 percent commercial and 24 percent managed Medicare and managed Medicaid.

Inpatient managed care base rates in the second quarter of 2006 increased by 10.7 percent for our total managed care portfolio and 9.8 percent for the commercial segment of the managed care portfolio as compared to the second quarter of 2005. Net inpatient revenue per admission achieved an increase of 15.0 percent in the commercial segment of our managed care business. This percentage increase is impacted by negative adjustments to inpatient revenue in the second quarter of 2005 of approximately $25 million related to the settlement of several large disputes with managed care payors.  The increase in net inpatient revenue per admission for commercial managed care is 9.4% after adding back these adjustments to the second quarter of 2005. The adjusted percentage increase in net revenue per admission, after adding back these adjustments, is less than the percentage increase in inpatient base rates due to the reduction in the stop-loss portion of our managed care reimbursement payments, as discussed below. On an aggregate portfolio yield basis, which includes managed Medicare and managed Medicaid in addition to our commercial managed care business, net inpatient revenue per admission increased by 7.7 percent as compared to the second quarter of 2005 after adding back to inpatient managed care revenue in 2005 the adjustments for disputed managed care claims. As a result of these pricing increases, total net patient revenue from managed care payers increased by 7.8 percent in the second quarter of 2006 compared to the second quarter of 2005 despite the decline in managed care patient volumes.

Stop-loss payments were $83 million in the second quarter of 2006, a decrease of $17 million, or 17 percent, from the $100 million received in the second quarter of 2005. Stop-loss payments were received on 3.7 percent of aggregate managed care admissions in the second quarter of 2006, and on 5.0 percent of commercial managed care admissions. Stop-loss payments were received on 5.0 percent of aggregate managed care admissions in the second quarter of 2005, and on 6.1 percent of commercial managed care admissions. Stop-loss payments declined by $3 million, or 3.5 percent as compared to the $86 million in stop-loss payments received in the first quarter of 2006.

Controllable Operating Expense

Controllable Operating Expenses	Continuing Operations
($mm)	Q2’06	Q2’05	Change (%)
Salaries, Wages & Benefits	963	986	(2.3)
Supplies	398	388	2.6
Other Operating Expenses	497	475	4.6
Total Controllable Operating Expenses	1,858	1,849	0.5

Controllable operating expenses (consisting of salaries, wages and benefits, supplies, and other operating expenses) were $1,858 million and $1,849 million in the second quarters of 2006 and 2005, respectively.  Controllable operating expenses per equivalent patient day were $1,842 in the second quarter of 2006 compared to $1,765 in the second quarter of 2005, an increase of $77 or 4.4 percent.

Rent expense, which is included in “Other Operating Expenses,” decreased by 4.8 percent to $40 million in the second quarter of 2006, from $42 million in the second quarter of 2005. Other Operating Expenses also includes malpractice expense of $49 million and $58 million for the second quarters of 2006 and 2005, respectively.

Provision for Doubtful Accounts

	Continuing Operations
Bad Debt	Q2’06	Q2’05	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	128	140	(8.6)
Bad Debt / Net Operating Revenues (%)	5.8	6.5	(0.7	)(2)
Compact-related reduction in bad debt ($mm)	216	112	92.9
Bad Debt + Compact-related Reduction (1) ($mm)	344	252	36.5
Compact Adjusted Bad Debt / (Net operating revenues + Compact discounts) (%) (1)	14.2	11.1	3.1	(2)

(1)  Non-GAAP measure

(2)  This change is the difference between the 2006 and 2005 amounts shown

Provision for doubtful accounts, or bad debt expense, was $128 million for continuing operations in the second quarter of 2006, a decrease of $12 million, or 8.6 percent, from the provision for doubtful accounts of $140 million in the second quarter of 2005.  Bad debt expense was 5.8 percent of net operating revenues in the second quarter of 2006, compared to 6.5 percent of net operating revenues in the second quarter of 2005.  After adding back the Compact-related reduction to bad debt expense and Compact discounts to net operating revenues in both quarters, it produces a non-GAAP measure of 14.2 percent for Compact-adjusted bad debt expense to Compact-adjusted net operating revenue for the second quarter of 2006 as compared to 11.1 percent for the second quarter of 2005.

In the second quarter of 2005, bad debt expense was reduced by approximately $33 million related to the settlement of several large disputes with managed care payors.  A related adjustment was recorded to contractual allowances, which reduced net operating revenues by $29 million. These two adjustments had a net favorable impact of $4 million.

In the second quarter of 2006, the company reclassified certain accounts previously recorded as pending charity accounts to self-pay. This had no impact on the amount of aggregate uncompensated care provided by the company, but gave rise to additional bad debt of approximately $10 million.

Accounts Receivable

Accounts receivable were $1.484 billion at June 30, 2006, and $1.584 billion at March 31, 2006. Accounts receivable days outstanding for continuing operations decreased to 54 days at June 30, 2006 from 56 days at March 31, 2006 and 58 days at December 31, 2005.

Cash Flow

Unrestricted cash was $568 million at June 30, 2006, down $407 million from $975 million at March 31, 2006.  This decrease was primarily due to the first installment of the Department of Justice settlement payment of $470 million on June 30, 2006. Unrestricted cash at June 30, 2006, as well as at March 31, 2006, excludes $263 million of cash restricted as collateral for standby letters of credit under the letter of credit facility that we entered into in December, 2004.

Net cash used in operating activities was $320 million in the second quarter of 2006.  In accordance with generally accepted accounting principles, this cash flow figure excludes capital expenditures, proceeds of asset sales, and certain other items.  Excluding cash used in discontinued operations of $35 million, our cash used in operating activities would have been $285 million for the second quarter of 2006.

Capital expenditures in the second quarter of 2006 were $126 million, including $118 million related to continuing operations. Free cash flow in the second quarter was a negative $446 million which includes payments of $489 million, substantially all of which was related to the settlement of certain government litigation and investigations. “Adjusted free cash flow,” a non-GAAP term defined by the Company as cash flow from continuing operations less capital expenditures in continuing operations and before settlement payments was $86 million in the second quarter of 2006.

Liquidity

Total debt was $4.8 billion at June 30, 2006, unchanged from total debt on March 31, 2006.  Net debt, a non-GAAP measure defined as total debt less cash and cash equivalents, was $4.2 billion at June 30, 2006, as compared to $3.8 billion at March 31, 2006.

Income Taxes

The income tax benefit of $252 million in the second quarter of 2006 on a pre-tax loss of $699 million from continuing operations includes $2 million of income tax expense to increase the valuation allowance for deferred tax assets associated with deferred tax assets established as a result of the tax effect of our losses that could not be recognized for financial reporting purposes.  The income tax benefit of $252 million in the second quarter of 2006 also includes a positive non-cash adjustment to tax exposure reserves of $7 million.

Discontinued Operations

Income from discontinued operations for the second quarter of 2006 was $49 million after-tax, or $0.10 per share, and includes the following items:

(1)          litigation and investigation costs of $21 million pre-tax, $17 million after-tax before the impact of valuation allowance, or $0.04 per share, to settle the Alvarado litigation;

(2)          impairment and restructuring charges, net of insurance recoveries,  of $101 million pre-tax, $67 million after-tax before the impact of valuation allowance, or $0.14 per share;

(3)          hurricane insurance recoveries, net of costs, of $194 million pre-tax, $123 million after-tax before the impact of valuation allowance, or $0.26 per share;

(4)          favorable net adjustments for prior year cost reports and prior year cost report valuation allowances, primarily related to Medicare and Medicaid, of $8 million pre-tax, $5 million after-tax before the impact of valuation allowance, or $0.01 per share;

(5)          an unfavorable adjustment to physician relocation receivables of $6 million pre-tax, $4 million after-tax before the impact of valuation allowance, or $0.01 per share;

(6)          a favorable, non-cash adjustment to decrease the company’s total valuation allowance for deferred tax assets related to discontinued operations of $27 million, or $0.06 per share; and,

(7)          a favorable non-cash adjustment to reduce income tax exposure reserves of $2 million, or $0.00 per share.

Management’s Webcast Discussion of Second Quarter Results

Tenet management will discuss second quarter 2006 results on a webcast event scheduled to begin at 11:00 AM (ET) on August 10, 2006. This webcast may be accessed through Tenet’s website at www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.   Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2005, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)

	Three Months Ended June 30,
(Dollars in millions except per share amounts)	2006	%	2005	%	Change

Net operating revenues	$2,195	100.0%	$2,142	100.0%	2.5%
Operating expenses:
Salaries, wages and benefits	(963)	(43.9)%	(986)	(46.0)%	(2.3)%
Supplies	(398)	(18.1)%	(388)	(18.1)%	2.6%
Provision for doubtful accounts	(128)	(5.8)%	(140)	(6.5)%	(8.6)%
Other operating expenses	(497)	(22.6)%	(475)	(22.2)%	4.6%
Depreciation	(76)	(3.5)%	(74)	(3.5)%	2.7%
Amortization	(6)	(0.3)%	(5)	(0.3)%	20.0%
Impairment of long-lived assets and restructuring charges, net of insurance recoveries	(27)	(1.2)%	4	0.2%
Hurricane insurance recoveries (costs), net	13	0.6%	—	—
Costs of litigation and investigations	(728)	(33.4)%	(11)	(0.5)%
Operating income (loss)	(615)	(28.0)%	67	3.1%

Interest expense	(101)		(102)
Investment earnings	17		15
Minority interests	—		(1)
Net gains on sales of investments	—		—

Loss from continuing operations, before income taxes	(699)		(21)
Income tax benefit	252		12
Loss from continuing operations, before discontinued operations	(447)		(9)

Discontinued operations:
Income (loss) from operations of asset group	(21)		(29)
Hurricane insurance recoveries (costs), net	194		—
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(101)		(1)
Litigation settlements, net of insurance recoveries	(21)		—
Net loss on sales of asset group	(1)		—
Income tax (expense) benefit	(1)		6

Income (loss) from discontinued operations	49		(24)

Net loss	$(398)		$(33)

Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$(0.95)		$(0.02)
Discontinued operations	0.10		(0.05)
	$(0.85)		$(0.07)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	470,608		468,758

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)

	Six Months Ended June 30,
(Dollars in millions except per share amounts)	2006	%	2005	%	Change

Net operating revenues	$4,405	100.0%	$4,341	100.0%	1.5%
Operating expenses:
Salaries, wages and benefits	(1,944)	(44.1)%	(1,979)	(45.6)%	(1.8)%
Supplies	(809)	(18.3)%	(786)	(18.1)%	2.9%
Provision for doubtful accounts	(249)	(5.7)%	(294)	(6.8)%	(15.3)%
Other operating expenses	(977)	(22.1)%	(931)	(21.5)%	4.9%
Depreciation	(152)	(3.5)%	(151)	(3.5)%	0.7%
Amortization	(12)	(0.3)%	(9)	(0.2)%	33.3%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(56)	(1.3)%	(5)	(0.1)%
Hurricane insurance recoveries (costs), net	10	0.2%	—	—
Costs of litigation and investigations	(744)	(16.9)%	(19)	(0.4)%
Loss from early extinguishment of debt	—	—	(15)	(0.3)%

Operating income (loss)	(528)	(12.0)%	152	3.5%

Interest expense	(203)		(203)
Investment earnings	34		24
Minority interests	(1)		(1)
Net gains on sales of investments	2		—

Loss from continuing operations, before income taxes	(696)		(28)
Income tax benefit	248		30
Income (loss) from continuing operations, before discontinued operations and accumulative effect of change in accounting principle	(448)		2

Discontinued operations:
Income (loss) from operations of asset group	(18)		(58)
Hurricane insurance recoveries, net of costs	193		—
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(76)		(8)
Litigation settlements, net of insurance recoveries	24		—
Net gain (loss) on sales of asset group	(1)		22
Income tax (expense) benefit	(4)		5

Income (loss) from discontinued operations	118		(39)

Loss before cumulative effect of change in accounting principle	(330)		(37)

Cumulative effect of change in accounting principle, net of tax	2		—

Net loss	$(328)		$(37)

Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$(0.95)		—
Discontinued operations	0.25		(0.08)
Cumulative effect of change in accounting principle, net of tax	—		—
	$(0.70)		$(0.08)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	470,338		469,635

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

Dollars in Millions

(Unaudited)

	June 30, 2006	December 31, 2005

Cash and cash equivalents	$568	$1,373
Accounts receivable, less allowance for doubtful accounts	1,484	1,525
Income tax receivable	172	—
Receivable for insurance recoveries	285	75
Assets held for sale	303	11
Other current assets	537	524
Current assets	3,349	3,508

Current liabilities	(1,783)	(2,292)

Net working capital	1,566	1,216

Investments and other assets	365	380
Restricted cash	263	263
Property and equipment, net	4,276	4,620
Goodwill	753	800
Net intangible assets	194	241

Long-term debt, net of current portion	(4,787)	(4,784)
Other long-term liabilities and minority interests	(1,923)	(1,715)

Total shareholders’ equity	(707)	(1,021)

CASH FLOW DATA

Dollars in Millions

(Unaudited)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005

Net cash provided by (used in) operating activities	$(641)	$700
Cash flows from investing activities:
Purchases of property and equipment	(243)	(224)
Proceeds from sales of facilities, investments and other assets	30	117
Insurance recoveries for property damage	36	8
Other items	11	(11)
Cash flows from financing activities
Payments of borrowings	(1)	(22)
Sale of new senior notes	—	773
Repurchases of senior notes	—	(413)
Other items	3	11
Net increase (decrease) in cash and cash equivalents	$(805)	$898

Supplemental disclosures:
Interest paid, net of capitalized interest	$(189)	$(161)
Income tax refunds received (payments made), net	$(3)	$535

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

Quarter Ended June 30, 2006

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	Change	2006	2005	Change

Net inpatient revenues	$1,480	$1,408	5.1%	$3,016	$2,902	3.9%
Net outpatient revenues	$632	$645	(2.0)%	$1,238	$1,267	(2.3)%

Number of general hospitals (at end of period)	57	57	— *	57	57	— *
Licensed beds (at end of period)	15,047	15,154	(0.7)%	15,047	15,154	(0.7)%
Average licensed beds	15,069	15,154	(0.6)%	15,092	15,147	(0.4)%
Utilization of licensed beds	51.8%	53.9%	(2.1)%*	54.2%	56.4%	(2.2)%*
Patient days	710,339	743,889	(4.5)%	1,480,478	1,546,934	(4.3)%
Equivalent patient days	1,008,689	1,047,509	(3.7)%	2,078,536	2,155,681	(3.6)%
Net inpatient revenue per patient day	$2,084	$1,893	10.1%	$2,037	$1,876	8.7%
Admissions	142,976	146,946	(2.7)%	293,855	302,238	(2.8)%
Equivalent admissions	204,640	208,608	(1.9)%	415,743	424,372	(2.0)%
Net inpatient revenue per admission	$10,351	$9,582	8.0%	$10,264	$9,602	6.9%
Average length of stay (days)	5.0	5.1	(0.1)*	5.0	5.1	(0.1)*
Surgeries	104,897	108,674	(3.5)%	210,595	214,826	(2.0)%
Net outpatient revenue per visit	$584	$559	4.5%	$568	$542	4.8%
Outpatient visits	1,083,060	1,152,609	(6.0)%	2,179,106	2,336,976	(6.8)%

Sources of net patient revenue
Medicare	26.8%	27.3%	(0.5)%*	27.5%	27.6%	(0.1)%*
Medicaid	9.5%	8.5%	1.0%*	9.0%	8.3%	0.7%*
Managed care	52.2%	49.8%	2.4%*	51.7%	50.1%	1.6%*
Indemnity, self-pay and other	11.5%	14.4%	(2.9)%*	11.8%	14.0%	(2.2)%*

* This change is the difference between the 2006 and 2005 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

Fiscal 2006 by Calendar Quarter

(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in millions except per share amounts)	3/31/06	6/30/06	6/30/06

Net operating revenues	$2,210	$2,195	$4,405
Operating expenses:
Salaries, wages and benefits	(981)	(963)	(1,944)
Supplies	(411)	(398)	(809)
Provision for doubtful accounts	(121)	(128)	(249)
Other operating expenses	(480)	(497)	(977)
Depreciation	(76)	(76)	(152)
Amortization	(6)	(6)	(12)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(29)	(27)	(56)
Hurricane insurance recoveries (costs), net	(3)	13	10
Costs of litigation and investigations	(16)	(728)	(744)

Operating income (loss)	87	(615)	(528)

Interest expense	(102)	(101)	(203)
Investment earnings	17	17	34
Minority interests	(1)	—	(1)
Net gains on sales of investments	2	—	2

Income (loss) from continuing operations, before income taxes	3	(699)	(696)
Income tax (expense) benefit	(4)	252	248
Loss from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	(1)	(447)	(448)

Discontinued operations:
Income (loss) from operations of asset group	3	(21)	(18)
Hurricane insurance recoveries (costs), net	(1)	194	193
Impairment of long-lived assets and goodwill, and restructuring charges	25	(101)	(76)
Litigation settlements, net of insurance recoveries	45	(21)	24
Net loss on sale of asset group	—	(1)	(1)
Income tax expense	(3)	(1)	(4)

Income from discontinued operations	69	49	118

Income (loss) before cumulative effect of change in accounting principle	68	(398)	(330)

Cumulative effect of change in accounting principle, net of tax	2	—	2

Net income (loss)	$70	$(398)	$(328)

Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$—	$(0.95)	$(0.95)
Discontinued operations	0.15	0.10	0.25
Cumulative effect of change in accounting principle, net of tax	—	—	—
	$0.15	$(0.85)	$(0.70)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	470,069	470,608	470,338

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

Fiscal 2006 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per	Three Months Ended		Six Months Ended
admission and per visit amounts)	3/31/06	6/30/06	6/30/06

Net inpatient revenues	$1,536	$1,480	$3,016
Net outpatient revenues	$606	$632	$1,238

Number of general hospitals (at end of period)	57	57	57
Licensed beds (at end of period)	15,114	15,047	15,047
Average licensed beds	15,114	15,069	15,092
Utilization of licensed beds	56.6%	51.8%	54.2%
Patient days	770,139	710,339	1,480,478
Equivalent patient days	1,069,847	1,008,689	2,078,536
Net inpatient revenue per patient day	$1,994	$2,084	$2,037
Admissions	150,879	142,976	293,855
Equivalent admissions	211,103	204,640	415,743
Net inpatient revenue per admission	$10,180	$10,351	$10,264
Average length of stay (days)	5.1	5.0	5.0
Surgeries	105,698	104,897	210,595
Net outpatient revenue per visit	$553	$584	$568
Outpatient visits	1,096,046	1,083,060	2,179,106

Sources of net patient revenue
Medicare	28.3%	26.8%	27.5%
Medicaid	8.5%	9.5%	9.0%
Managed care	51.3%	52.2%	51.7%
Indemnity, self-pay and other	11.9%	11.5%	11.8%

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

Fiscal 2005 by Calendar Quarter

(Unaudited)

	Three Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05

Net operating revenues	$2,199	$2,142	$2,150	$2,123	$8,614
Operating expenses:
Salaries, wages and benefits	(993)	(986)	(985)	(958)	(3,922)
Supplies	(398)	(388)	(398)	(390)	(1,574)
Provision for doubtful accounts	(154)	(140)	(183)	(148)	(625)
Other operating expenses	(456)	(475)	(486)	(504)	(1,921)
Depreciation	(77)	(74)	(82)	(73)	(306)
Amortization	(4)	(5)	(10)	(7)	(26)
Impairment of long-lived assets and restructuring charges	(9)	4	(9)	(32)	(46)
Loss from hurricanes	—	—	(9)	(4)	(13)
Costs of litigation and investigations	(8)	(11)	(28)	(165)	(212)
Loss from early extinguishment of debt	(15)	—	—	—	(15)

Operating income (loss)	85	67	(40)	(158)	(46)

Interest expense	(101)	(102)	(101)	(100)	(404)
Investment earnings	9	15	17	18	59
Minority interests	—	(1)	(1)	(1)	(3)
Net gains on sales of investments	—	—	—	4	4

Loss from continuing operations, before income taxes	(7)	(21)	(125)	(237)	(390)

Income tax (expense) benefit	18	12	(3)	57	84
Income (loss) from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	11	(9)	(128)	(180)	(306)

Discontinued operations:
Loss from operations of asset group	(29)	(29)	(14)	(30)	(102)
Loss from hurricanes	—	—	(32)	(11)	(43)
Impairment of long-lived assets and restructuring charges, net of insurance recoveries	(7)	(1)	(223)	(45)	(276)
Net gain (loss) on sales of asset group	22	—	(2)	(1)	19
Income tax (expense) benefit	(1)	6	(2)	(3)	—

Loss from discontinued operations	(15)	(24)	(273)	(90)	(402)

Loss before cumulative effect of change in accounting principle	(4)	(33)	(401)	(270)	(708)

Cumulative effect of change in accounting principle, net of tax	—	—	—	(16)	(16)

Net loss	$(4)	$(33)	$(401)	$(286)	$(724)

Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.02	$(0.02)	$(0.27)	$(0.39)	$(0.65)
Discontinued operations	(0.03)	(0.05)	(0.58)	(0.19)	(0.86)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.03)	(0.03)
	$(0.01)	$(0.07)	$(0.85)	$(0.61)	$(1.54)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,947	468,758	469,179	469,607	468,898

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

Fiscal 2005 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per	Three Months Ended				Year Ended
admission and per visit amounts)	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05

Net inpatient revenues	$1,494	$1,408	$1,437	$1,469	$5,808
Net outpatient revenues	$622	$645	$636	$591	$2,494

Number of general hospitals (at end of period)	57	57	57	57	57
Licensed beds (at end of period)	15,154	15,154	15,117	15,121	15,121
Average licensed beds	15,139	15,154	15,117	15,100	15,128
Utilization of licensed beds	58.9%	53.9%	52.8%	53.0%	54.6%
Patient days	803,045	743,889	733,782	736,638	3,017,354
Equivalent patient days	1,108,173	1,047,509	1,034,842	1,029,551	4,220,075
Net inpatient revenue per patient day	$1,860	$1,893	$1,958	$1,994	$1,925
Admissions	155,292	146,946	145,978	144,482	592,698
Equivalent admissions	215,764	208,608	207,800	203,722	835,894
Net inpatient revenue per admission	$9,621	$9,582	$9,843	$10,170	$9,800
Average length of stay (days)	5.2	5.1	5.0	5.1	5.1
Surgeries	106,152	108,674	107,065	103,715	425,606
Net outpatient revenue per visit	$525	$559	$581	$545	$552
Outpatient visits	1,184,367	1,152,609	1,095,718	1,084,425	4,517,119

Sources of net patient revenue
Medicare	28.0%	27.3%	26.1%	28.1%	27.4%
Medicaid	8.2%	8.5%	8.8%	8.0%	8.4%
Managed care	50.4%	49.8%	51.3%	51.4%	50.7%
Indemnity, self-pay and other	13.4%	14.4%	13.8%	12.5%	13.5%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(1) Operating Measures Adjusted for the Impact of the Compact

In March 2004, we announced that we would be implementing managed care-style pricing for most of our uninsured patients under our Compact with Uninsured Patients (“Compact”). The discounts for uninsured patients began to be phased in during the second quarter of 2004 and were in effect at 29 of our hospitals in continuing operations by December 31, 2004, at 45 of our hospitals on June 30, 2005, and at all 57 of our hospitals by December 31, 2005.  Our Compact is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those accounts had often been written down as provision for doubtful accounts if the accounts were not collected. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and also reduces our provision for doubtful accounts.

In light of the phase-in of the discounts for uninsured patients under the Compact, the Company is providing supplemental data in addition to data required in accordance with generally accepted accounting principles (“GAAP”). It does so to show the effect that the discounts under the Compact have had on the Company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because discounts under the Compact during the periods presented are not indicative of future periods.  In spite of the limitations, the Company finds the information useful to the extent it better enables it and users of its financial statements to evaluate net operating revenue trends and measure certain operating expense categories, which are largely influenced by volumes and generally are analyzed as a percent of net operating revenues.

The tables below illustrate certain operating expense categories as a percent of net operating revenues excluding discounts under the Compact, as described above, for the three-month periods ended June 30, 2006 and June 30, 2005.  The tables also illustrate same-hospital net inpatient revenue per admission and same-hospital net outpatient revenue per visit excluding the discounts under the Compact, as described above, for the three-month periods ended June 30, 2006 and June 30, 2005.  For all non-GAAP measures provided, the tables below present the comparable GAAP measures and a reconciliation of the different measures.   The Company believes the consistent use of this supplemental information provides it and users of its financial statements with reliable period-to-period comparisons.  Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

(2) Reconciliation of  Adjusted EBITDA

Adjusted EBITDA as calculated in the table below represents net income (loss) before income taxes, minority interests, investment earnings, interest expense, costs of litigation and investigations, hurricane insurance recoveries, net of costs, impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, amortization and depreciation and discontinued

operations. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry. The Company believes the consistent use of adjusted EBITDA provides it and users of its financial statements with reliable period-to-period comparisons. Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

(3) Adjusted Free Cash Flow

Adjusted free cash flow as calculated in the table below represents cash flow provided by (used in) operating activities less capital expenditures in continuing operations less litigation settlement payments and less cash flows provided by (used in) discontinued operations. The Company believes the use of adjusted free cash flow is meaningful as this financial measure is commonly used in our industry and the use of this financial measure provides the Company and the users of its financial statements with relevant cash flows from operations data. Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(1) Operating Measures Adjusted for the Impact of the Compact

(Unaudited)

	Fiscal 2006 – Quarter Ended June 30
(Dollars in millions except per admission and per visit amounts)	Actual GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenue	Non-GAAP % of Adjusted Net Operating Revenue

Net operating revenues	$2,195	$235	$2,430	100.0%	100.0%
Operating expenses:
Salaries, wages and benefits	(963)		(963)	43.9%	39.6%
Supplies	(398)		(398)	18.1%	16.4%
Provision for doubtful accounts	(128)	(216)	(344)	5.8%	14.2%
Other operating expenses	(497)		(497)	22.6%	20.4%
Net inpatient revenues	$1,480	$121	$1,601
Net outpatient revenues	$632	$114	$746
Net patient revenues	$2,112	$235	$2,347
Admissions	142,976		142,976
Patient days	710,339		710,339
Outpatient visits	1,083,060		1,083,060
Equivalent patient days	1,008,689		1,008,689

Net inpatient revenue per admission	$10,351		$11,198

Net inpatient revenue per patient day	$2,084		$2,254
Net outpatient revenue per visit	$584		$689
Net patient revenue per equivalent patient day	$2,094		$2,327

	Fiscal 2005 – Quarter Ended June 30
(Dollars in millions except per admission and per visit amounts)	Actual GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenue	Non-GAAP % of Adjusted Net Operating Revenue

Net operating revenues	$2,142	$123	$2,265	100.0%	100.0%
Operating expenses:
Salaries, wages and benefits	(986)	—	(986)	46.0%	43.5%
Supplies	(388)	—	(388)	18.1%	17.1%
Provision for doubtful accounts	(140)	(112)	(252)	6.5%	11.1%
Other operating expenses	(475)	—	(475)	22.2%	21.0%
Net inpatient revenues	$1,408	$60	$1,468
Net outpatient revenues	$645	$63	$708
Net patient revenues	$2,053	$123	$2,176
Admissions	146,946		146,946
Patient days	743,889		743,889
Outpatient visits	1,152,609		1,152,609
Equivalent patient days	1,047,509		1,047,509

Net inpatient revenue per admission	$9,582		$9,990

Net inpatient revenue per patient day	$1,893		$1,973
Net outpatient revenue per visit	$559		$614
Net patient revenue per equivalent patient day	$1,960		$2,077

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(2) Reconciliation of Adjusted EBITDA

(unaudited)

	Three Months Ended June 30,
(Dollars in millions)	2006	2005
Net loss	$(398)	$(33)
Less: income (loss) from discontinued operations	49	(24)
Loss from continuing operations	(447)	(9)
Income tax benefit	252	12
Minority interests	—	(1)
Investment earnings	17	15
Interest expense	(101)	(102)
Operating income (loss)	(615)	67
Costs of litigation and investigations	(728)	(11)
Hurricane insurance recoveries (costs), net	13	—
Impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries	(27)	4
Depreciation	(76)	(74)
Amortization	(6)	(5)
Adjusted EBITDA	$209	$153
Net operating revenues	$2,195	$2,142
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	9.5%	7.1%

Additional Supplemental Non-GAAP Disclosures

(3) Reconciliation of Free Cash Flow

(unaudited)

	Three Months Ended June 30,
(Dollars in millions)	2006	2005
Cash flow provided by (used in) operating activities	$(320)	$184
Less:
Purchases of property and equipment – continuing operations	118	118
Free Cash Flow	(438)	66
Litigation settlements and payments against restructuring reserves	489	28
Cash used in (provided by) operating activities from discontinued operations	35	(31)

Adjusted free cash flow	$86	$63